                                                                    EXHIBIT 15.1

June 18, 1997

The Boeing Company
Seattle, Washington

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Boeing Company and subsidiaries for the periods ended March 31, 1996 and 1997 as indicated in our report dated April 28, 1997; because we did not perform an audit, we express no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, is being incorporated by reference in the Registration Statement on Form S-4 of The Boeing Company to be filed on or about June 19, 1997.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP
Seattle, Washington